Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-112259) of CRIIMI MAE Inc. and in the related Prospectus of our reports dated March 2, 2005, with respect to the consolidated financial statements of CRIIMI MAE Inc., CRIIMI MAE Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CRIIMI MAE Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

McLean, Virginia

March 2, 2005